Exhibit 99.1

Raymond Yu

c/o Yuco Management, Inc.

200 Park Avenue, 12th Floor

New York, New York 10166

May 10, 2022

RBB Bancorp

Royal Business Bank

1055 Wilshire Blvd., 12th Floor Los Angeles, CA 90017

Attention: Dr. James Kao, Chairman of the Board Re: Resignation

Dear Dr. Kao

I hereby resign from the Board of Directors of RBB Bancorp and from the Board of Directors of Royal Business Bank, and any and all committees thereof and other positions I may have with either entity and any subsidiaries thereof. My resignation is due to the ongoing disagreements with the Board regarding corporate governance and other matters that have been the subject of email correspondence and Board meeting discussions, including:

•	Historical and potentially current conflicts of interest among certain board members and senior management that were just disclosed to the Board in March;

•	Determinations of the independence of various Board members, with which I disagree;

•	The need for an independent investigation as to the conflicts of interest; and

•	Concerns with our public disclosures with respect to these matters.

Despite my repeated requests for further action regarding these matters, the Board has affirmatively decided to not address these material concerns even following my most recent detailed requests.

My resignation is effective immediately.

/s/ Raymond Yu

cc: Mr. David Morris